Exhibit 99.2

BREITLING ENERGY COMPANIES

COMBINED FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2012 AND 2011

BREITLING ENERGY COMPANIES

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Combined Balance Sheets	2

Combined Statements of Operations	3

Combined Statements of Changes in Stockholders’ Equity	4

Combined Statements of Cash Flows	5

Notes to Combined Financial Statements	6-17

Supplemental Information

Supplemental Oil and Natural Gas Disclosures	19-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Breitling Oil & Gas, Inc. and Breitling Royalties, Inc.:

We have audited the accompanying combined balance sheets of Breitling Energy Companies (the “Company”) as of December 31, 2012 and 2011 and the related combined statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012. These combined financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Breitling Energy Companies as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein Kass

Dallas, Texas

February 14, 2014

BREITLING ENERGY COMPANIES

COMBINED BALANCE SHEETS

	September 30, 2013 (Unaudited)	December 31,
		2012	2011
ASSETS
Current assets
Cash	$6,506,208	$4,668,839	$3,880,876
Other	10,000	1,850	—

Total current assets	6,516,208	4,670,689	3,880,876

Other assets
Equity investment	22,705	12,205	9,369
Other equipment, net of depreciation	238,870	128,258	18,169

Total other assets	261,575	140,463	27,538

Total assets	$6,777,783	$4,811,152	$3,908,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$2,057,938	$2,617,761	$973,429
Joint interest revenues payable	90,973	51,559	—
Deferred revenue from turnkey contracts	8,104,381	6,562,426	1,839,740
Current asset retirement obligations	22,905	22,905	13,563

Total current liabilities	10,276,197	9,254,651	2,826,732

Long-term liabilities
Asset retirement obligations	23,136	20,842	27,126

Commitments and contingencies	166,000	166,000

Stockholders’ equity (deficit)
Common stock, $.01 par value, authorized 200,000 shares;
180,000 shares issued	1,800	1,800	1,800
Retained earnings (accumulated deficit)	(3,689,350)	(4,632,141)	1,052,756

Total stockholders’ equity (deficit)	(3,687,550)	(4,630,341)	1,054,556

Total liabilities and stockholders’ equity (deficit)	$6,777,783	$4,811,152	$3,908,414

See accompanying notes to combined financial statements.

BREITLING ENERGY COMPANIES

COMBINED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Year Ended December 31,
	2013 (Unaudited)	2012 (Unaudited)	2012	2011
Revenues
Turnkey drilling	$9,645,784	$7,458,857	$13,085,714	$7,032,053
Gain on sale of oil and natural gas royalties	14,041,732	109,493	192,093	2,343,859
Oil, natural gas, and related product sales	432,820	74,279	130,314	3,752

Total revenues	24,120,336	7,642,629	13,408,121	9,379,664

Expenses
Turnkey drilling and completion	3,839,465	3,425,435	6,009,535	2,574,214
General and administrative	12,510,468	3,169,186	5,559,976	2,990,081
Marketing and advertising	2,114,700	2,927,020	5,135,122	2,077,914
Professional fees	4,225,928	1,187,772	2,083,811	1,029,226
Lease operating	456,084	66,952	117,459	5,637
Depreciation and amortization	11,113	11,113	14,817	3,895

Total expenses	23,157,758	10,787,478	18,920,720	8,680,967

Operating income (loss)	962,578	(3,144,849)	(5,512,599)	698,697

Other expense
Interest expense	2,294	52,845	70,460	38,289

Income (loss) before income taxes	960,284	(3,197,694)	(5,583,059)	660,408
Income tax expense
Current taxes	17,493	76,378	101,838	62,973

Net income (loss)	$942,791	$(3,274,072)	$(5,684,897)	$597,435

Net income (loss) per basic and diluted common share	$5.24	$(18.19)	$(31.58)	$3.32

Weighted average basic and diluted common shares outstanding	180,000	180,000	180,000	180,000

See accompanying notes to combined financial statements.

BREITLING ENERGY COMPANIES

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Nine Months Ended September 30, 2013 (Unaudited) and for the Years Ended December 31, 2012 and 2011

	Common Stock ($.01 Par Value)		Paid-In Capital in Excess of Par	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balances, January 1, 2011	180,000	$1,800	$—	$455,321	$457,121
Net income				597,435	597,435

Balances, December 31, 2011	180,000	$1,800	$—	$1,052,756	$1,054,556
Net loss				(5,684,897)	(5,684,897)

Balances, December 31, 2012	180,000	$1,800	$—	$(4,632,141)	$(4,630,341)
Net income (unaudited)				942,791	942,791

Balances, September 30, 2013 (unaudited)	180,000	$1,800	$—	$(3,689,350)	$(3,687,550)

See accompanying notes to combined financial statements.

BREITLING ENERGY COMPANIES

COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Year Ended December 31,
	2013 (Unaudited)	2012 (Unaudited)	2012	2011
Cash flows from operating activities
Net income (loss)	$942,791	$(3,274,072)	$(5,684,897)	$597,435
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,113	11,113	14,817	3,895
Accretion of asset retirement obligation	2,294	2,294	3,058	2,829
Net loss from equity investment	—	18,333	32,164	15,631
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Other current assets	(8,150)		(1,850)
Accounts payable and accrued liabilities	(559,823)	(567,675)	1,810,332	892,208
Joint interest revenues payable	39,414	29,389	51,559
Deferred revenues	1,541,955	3,269,608	4,722,686	1,839,740

Net cash provided by (used in) operating activities	1,969,594	(511,011)	947,869	3,351,738

Cash flows from investing activities
Acquisition of other property and equipment	(121,725)	(71,196)	(124,906)	(9,324)
Investment in equity investment	(10,500)	(10,000)	(35,000)	(25,000)

Net cash used in investing activities	(132,225)	(81,196)	(159,906)	(34,324)

Net increase (decrease) in cash	1,837,369	(592,207)	787,963	3,317,414
Cash, beginning of period	4,668,839	3,880,876	3,880,876	563,462

Cash, end of period	$6,506,208	$3,288,670	$4,668,839	$3,880,876

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	$17,493	$45,581	$45,581	$12,334

See accompanying notes to combined financial statements.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Organization and Nature of Operations

Breitling Energy Companies is not a legal entity, but represents the commonly controlled entities of Breitling Oil & Gas Corporation (“BOG”) and Breitling Royalties Corporation (“BRC”) (collectively the “Company”). BOG is a Texas corporation which was formed on September 28, 2009 for the purpose of exploring, developing, producing and operating oil and natural gas properties primarily located in Texas through turnkey drilling services. BRC is a Texas corporation which was formed on February 16, 2010, for the primary purpose of generating revenue from royalty interests in minerals on its behalf and other royalty owners. Both BOG and BRC have elected to be treated as S-Corporations under subchapter S of the Internal Revenue Service (“IRS”) code.

On December 9, 2013, the Company executed an Asset Purchase Agreement (the “Purchase Agreement”) with Bering Exploration, Inc. (“Bering”). Pursuant to the Purchase Agreement, the Company received 461,863,084 shares of Bering’s common stock in exchange for substantially all of the oil and gas assets owned by the Company (the “Transaction”). In connection with the closing of the Transaction (the “Closing”), all of the Bering’s outstanding convertible notes were converted into common stock. The shares of common stock issued to the Company represent approximately 92.5% of Bering’s of common stock on a fully diluted basis following the Closing. The Transaction results in the owners of the Company (the “accounting acquirer”) having actual or effective operating control of Bering after the transaction, with the shareholders of Bering (the “legal acquirer”) continuing only as passive investors. The ongoing name of the Company will be Breitling Energy Corporation.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Additionally, the accompanying combined financial statements as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q, and reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Operating results for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

These combined financial statements were approved by management and available for issuance on February 14, 2014. Subsequent events have been evaluated through this date.

Principles of Combination

The accompanying combined financial statements include the accounts of BOG and BRC. The accounts have been combined due to BOG and BRC being under common ownership. All intercompany transactions and balances have been eliminated in combination.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (continued)

Revenue Recognition

BOG enters into turnkey drilling contracts with outside working interest owners to develop leasehold acreage BOG has acquired. In these arrangements, BOG acquires a working interest in a prospect pursuant to an oil and gas lease, and then sells a portion of a well’s working interest on the acquired lease to outside working interest owners with a turnkey drilling agreement. Title to the lease property is not conveyed to the outside working interest owners. The outside working interest owner purchases a working interest directly in the well bore. The working interest purchased in the turnkey drilling agreements is an ownership interest in which the working interest holder is responsible to bear the cost of drilling, testing, completing, equipping and operating the well. BOG typically sells 100% of the working interests and has a third-party operate the projects.

In a turnkey drilling agreement, BOG agrees to sell a percentage of the well’s working interest to outside working interest owners and to pay for all costs of identifying, acquiring mineral rights to, drilling, testing, completing and equipping the well for initial production at a fixed price. If the actual costs of these activities exceed the turnkey price BOG charged to the outside working interest owners, BOG is responsible to pay the excess cost. If the actual costs are less than the turnkey price, BOG retains the excess of the turnkey price over actual costs. BOG bears 100% of the risk should actual costs exceed estimated costs of a project for both BOG’s working interest and the working interest sold to outside working interest owners in a well. When the well is completed as a commercially productive well, BOG and the outside working interest owners bear the cost of operating the well according to each party’s proportionate working interest percentage.

When BOG sponsors a turnkey drilling project for sale, outsider working interest owners enter into a signed contract with BOG. In this agreement, the outside working interest owner agrees to share in the prospect acquisition costs and drilling costs. The prospect acquisition costs include geophysical & geographical costs, costs to lease the mineral rights, and other costs as required so the drilling of the project can proceed. Drilling costs are those costs incurred to build the drilling location, drill, and log the well, and if the well is successful, to complete and test the well. Once drilling begins, the well is generally completed within 30 to 60 days.

BOG bases the price at which it sells working interests under the turnkey drilling agreement on its estimates of the costs, described above, and is based upon the historical cost to complete those activities.

Since the outside working interest owner’s interest in the prospect is limited to the well, and not the lease, the outside working interest owner does not have a legal right to participate in additional wells drilled within the same lease. However, it is the Company’s policy to offer to outside working interest owners in a successful well the right to participate in subsequent wells at the same percentage level as their working interest investment in the prior successful well with similar turnkey drilling agreement terms.

The Company recognizes revenues associated with its turnkey contracts when development steps outlined in the contract have been achieved on a well under development. Revenues are earned in accordance with the turnkey contracts when the following development steps are met on the respective oil and natural gas well under development: completion of the drilling/testing of the well and completion of the completion/equipping phase of the well. Any cash collected under the turnkey contracts that have not met one of the development steps is deferred and presented as deferred revenue from turnkey contracts on the combined balance sheets.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

The turnkey revenue is recorded on a gross basis with the associated turnkey drilling costs, as agreed to in the turnkey contract, being deferred until the associated revenue is recognized. Early recognition of loss is recorded if it is determined that the well cost will exceed the applicable revenue received on the specific well. Total turnkey drilling revenue recognized for the nine month period ended September 30, 2013 and 2012 was approximately $9,646,000 (unaudited) and $7,459,000 (unaudited), respectively. Total turnkey drilling revenue recognized for years ended December 31, 2012 and 2011 was approximately $13,086,000 and $7,032,000, respectively. As of September 30, 2013 and December 31, 2012 and 2011, the Company had approximately $8,104,000 (unaudited), $6,562,000, and $1,840,000 in deferred turnkey drilling revenue, respectively.

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells. The Company will also enter into physical contract sale agreements through its normal operations. Revenue from the sale of natural gas and crude oil is recognized when title to the commodities passes.

Gas imbalances are accounted for using the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. However, the Company has no history of significant gas imbalances.

Fair Value Measurements

The Company has adopted and follows Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, for measurement and disclosures about fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (continued)

Fair Value Measurements (continued)

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company’s financial assets and liabilities, such as cash, receivables, joint interest revenues payable, accounts payable and accrued liabilities, approximate their fair values because of the short maturity of these instruments.

Cash

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents. As of September 30, 2013 (unaudited) and December 31, 2012 and 2011, the Company did not hold any cash equivalents.

The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The cash accounts maintain FDIC coverage of up to $250,000 per institution. Non-interest bearing accounts were fully covered subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) for the years ended December 31, 2012 and 2011. This provision of the Act expired on December 31, 2012. As of September 30, 2013, the Company had approximately $6,256,000 (unaudited) in excess of its FDIC coverage. As of December 31, 2012 and 2011, the Company had no amounts in excess of FDIC coverage.

Oil and Gas Natural Gas Properties

The Company uses the full-cost method of accounting for its oil and natural gas producing activities as further defined under ASC 932, Extractive Activities -Oil and natural gas. Under these provisions, all costs incurred for both successful and unsuccessful exploration and development activities, including salaries, benefits and other internal costs directly identified with these activities, and oil and natural gas property acquisitions are capitalized. All costs related to production, general corporate overhead or similar activities are expensed as incurred.

Proved properties are amortized using the units of production method (“UOP”). The UOP calculation, in its simplest terms, multiplies the percentage of estimated proved reserves produced at year end by the cost of those reserves.

The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs (future costs to access and develop reserves) and asset retirement costs that are not already included in oil and natural gas property, less related salvage value.

The cost of unproved properties and properties under development are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed in service. Geological and geophysical costs not associated with specific properties are recorded to proved properties. Unproved properties and properties under development are reviewed for impairment at least quarterly. Exploratory drilling costs associated with dry holes are transferred to proved properties immediately upon determination that a well is dry and amortized accordingly. As of September 30, 2013 (unaudited) and December 31, 2012 and 2011, no unproved properties or properties under development were included in the oil and natural gas properties of the accompanying combined financial statements.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (continued)

Oil and Gas Natural Gas Properties (continued)

Proceeds from the sale or disposition of oil and natural gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25 percent) of the Company’s reserve quantities are sold, in which case a gain or loss is recognized in income. For the nine months ended September 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011, the Company recognized gains from the sale or disposition of oil and natural gas properties and royalties due to the proceeds from the sales exceeding 100% of the capitalized costs.

Under the full-cost method of accounting, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is the estimated after-tax future net cash flows from proved oil and natural gas reserves, discounted at 10 percent per annum based on industry standards and adjusted for cash flow hedges. Estimated future net cash flows exclude future cash outflows associated with settling accrued asset retirement obligations. Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the combined statements of operations. For the nine months ended September 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011, no impairment charge occurred.

Other Property and Equipment

Other property and equipment, which includes furniture, vehicles, software, and office equipment, is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Furniture and office equipment are generally depreciated over a useful life of ten years, vehicles over a useful life of five years, and software over a useful life of three years.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets when circumstances indicate that the carrying value may not be recoverable. The Company determines if impairment has occurred through adverse changes. When it is determined that the estimated future net cash flows of an asset will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value. For the nine months ended September 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011, no circumstances indicated an unrecoverable carrying value of long-lived assets.

Equity Investment

The Company holds a 50% non-controlling interest in Breitling Royalty Funds (“BRF”). The equity investment in BRF is carried at cost and is adjusted for the Company’s proportionate share of their undistributed earnings or losses.

Joint Interest Revenues Payables

Joint interest revenues payable are comprised of amounts owed to joint interest owners for their proportionate share of revenues. Generally, operators of natural gas and crude oil properties have the right to offset joint interest receivables with joint interest revenues payable. Accordingly, any joint interest owner that has a joint interest receivable and joint interest revenues payable as of September 30, 2013 (unaudited) and December 31, 2012 and 2011 are shown at net in the accompanying combined balance sheets.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (continued)

Asset Retirement Obligations

The Company follows the provisions of ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires entities to record the fair value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depleted as part of the oil and natural gas property. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company’s asset retirement obligations relate to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and natural gas properties.

Asset retirement obligations are estimated at the present value of expected future net cash flows and are discounted using the Company’s credit adjusted risk free rate. The Company uses unobservable inputs in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, profits on costs of labor and materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered a Level 3 measurement under ASC 820. Additionally, because of the subjectivity of assumptions and the relatively long lives of the Company’s wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Lease Operating Expenses

Lease operating expenses represent field personnel salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, severance taxes, expensed workovers and other operating expenses. Lease operating expenses are expensed as incurred.

Sales-Based Taxes

The Company incurs severance tax on the sale of its production which is generated in Texas, North Dakota, and Oklahoma. These taxes are reported on a gross basis and are included in lease operating expense within the accompanying combined statements of operations. Sales-based taxes for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011 were approximately $22,000 (unaudited), $19,000 (unaudited), $34,000, and $200, respectively.

Income Taxes

The shareholders of the Company have elected to be treated as an “S” corporation under Subchapter S of the Internal Revenue Code. As such, income or loss of the Company, in general, is allocated to the shareholders for inclusion in their income tax return. Accordingly, the Company has not provided for federal, state, or local income taxes. Texas does have a “margin tax” that remains with the corporate entity; therefore the Company has reflected any expense associated with the Texas margin tax as income taxes for financial statement purposes.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce stockholders equity. Based on its analysis, the Company has accrued a liability relating to uncertain tax positions for amounts totaling approximately $309,000 (unaudited), $309,000, and $165,000 as of September 30, 2013 and December 31, 2012 and 2011 respectively. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the years ended December 31, 2012 and 2011 or for the nine months ended September 30, 2013 (unaudited).

The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states and foreign jurisdictions. Generally, the Company is subject to income tax examinations by major taxing authorities during the three year period prior to the period covered by these combined financial statements.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per common share is calculated in the same manner, but also considers the impact to net income (loss) and common shares for the potential dilution from stock options, non-vested share appreciation rights and non-vested restricted shares. For the nine months ended September 2013 and 2012 (unaudited) and the years ended December 31, 2012 and 2011, there were no potentially dilutive shares.

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (continued)

Use of Estimates (continued)

The Company’s estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable natural gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future natural gas and oil prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to the extent that these reserves are later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of expected natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity of the reserves, which could affect the carrying value of the Company’s oil and natural gas properties and/or the rate of depletion related to the oil and natural gas properties.

New Accounting Pronouncements

In January 2013, the Financial Accounting Standards Board (“FASB”) issued ASC Update No. 2013-01 (“ASC No. 2013-01”), The objective of ASC No. 2013-01 is to clarify that the scope of Accounting Standards Update No. 2011-11 , Disclosures about Offsetting Assets and Liabilities (“ASC No. 2011-11”), would apply to derivatives including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or are subject to a master netting arrangement or similar agreement. ASC No. 2011-11, issued in December 2011, requires that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The amendments are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The disclosures required by the amendments are required to be applied retrospectively for all comparative periods presented. The Company does not believe the adoptions of this update will have a material impact on the Company’s combined financial statements.

3.	Fair Value Measurements

As of September 30, 2013 (unaudited) and December 31, 2012 and 2011, the Company had no assets which were measured at fair value.

The following tables present information about the Company’s liabilities measured at fair value as of September 30, 2013 (unaudited) and December 31, 2012 and 2011:

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

3.	Fair Value Measurements (continued)

	Level 1	Level 2	Level 3	Balance as of September 30, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Liabilities (at fair value):
Asset retirement obligations	$	$	$46,041	$46,041

	Level 1	Level 2	Level 3	Balance as of December 31, 2012
Liabilities (at fair value):
Asset retirement obligations	$	$	$43,747	$43,747

	Level 1	Level 2	Level 3	Balance as of December 31, 2011
Liabilities (at fair value):
Asset retirement obligations	$	$	$40,689	$40,689

4.	Other Equipment

The following table presents a summary of the Company’s other equipment at September 30, 2013 (unaudited) and December 31, 2012 and 2011:

	September 30, 2013	December 31,
	(unaudited)	2012	2011
Other equipment
Furniture	$194,275	$112,565	$13,367
Vehicles		25,708
Software	21,047	6,017	6,017
Office equipment	56,127	5,434	5,434
Less: Accumulated depreciation	(32,579)	(21,466)	(6,649)

Total other equipment, net of accumulated deprecation	$238,870	$128,258	$18,169

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

5.	Asset Retirement Obligations

The Company has recognized the fair value of its asset retirement obligations related to the future costs of plugging, abandonment, and remediation of oil and natural gas producing properties. The present value of the estimated asset retirement obligations has been capitalized as part of the carrying amount of the related oil and natural gas properties. The liability has been accreted to its present value as of the end of each period. At September 30, 2013 (unaudited) and December 31, 2012 and 2011, the Company evaluated 31 (unaudited), 31 and 31 wells, respectively, and has determined a range of abandonment dates between January 2013 and April 2055. The following table represents a reconciliation of the asset retirement obligations for the nine months ended September 30, 2013 (unaudited) and for the years ended December 31, 2012 and 2011:

	Nine Month Period Ended September 30, 2013	Year Ended December 31,
	(unaudited)	2012	2011
Asset retirement obligations, beginning of period	$43,747	$40,689	$
Additions to asset retirement obligation				37,860
Liabilities settled during the period
Accretion of discount	2,294	3,058		2,829
Revision of estimate

Asset retirement obligations, end of period	$46,041	$43,747		$40,689

6.	Stockholders’ Equity (Deficit)

BOG and BRC have a single class of common shares that have the same rights, preferences, limitations, and qualifications. BOG and BRC are authorized to issue up to 100,000 shares in each entity, par value $0.01 per share, in the aggregate and from time to time may increase the number of shares authorized. As of September 30, 2013 and December 31, 2012 and 2011, BOG and BRC each have 90,000 shares outstanding, respectively

7.	Commitment and Contingencies

Legal

From time-to-time, the Company may become subject to proceedings, lawsuits and other claims in the ordinary course of business including working interest rescissions and operator disputes. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. As of September 30, 2013 (unaudited) and December 31, 2012, the Company accrued $166,000 to settle working interest rescissions.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

7.	Commitment and Contingencies (continued)

Oil and Natural Gas Regulations

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Office Lease

The Company leases its primary office space under an operating lease which expires in 2020. Lease expense was approximately $110,000 (unaudited) for the nine months ended September 30, 2013 and approximately $62,000 (unaudited) for the nine months ended September 30, 2012. Lease expense was approximately $83,000 for the year ended December 31, 2012 and approximately $52,000 for the year ended December 31, 2011.

Aggregate future minimum annual rental payments in the years subsequent to December 31, 2012 are as follows:

Year ending December 31,
2013	$146,000
2014	136,000
2015	139,000
2016	143,000
2017	147,000
Thereafter	386,000

Total future minimum rental payments	$1,097,000

8.	Subsequent Events

On December 9, 2013, the Company entered into the Purchase Agreement with Bering. Pursuant to the Purchase Agreement, Bering issued to the Company 461,863,084 shares of Bering’s common stock, in exchange for substantially all of the oil and gas assets owned by the Company. In connection with the closing of the Transaction, all of the Bering’s outstanding convertible notes were converted into Bering common stock. The shares of Bering common stock issued to the Company represent approximately 92.5% of the shares of Bering common stock on a fully diluted basis following the Closing.

BREITLING ENERGY COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS

8.	Subsequent Events (continued)

Pro Forma Acquisition Information (unaudited)

Had the Company’s acquisition of Bering occurred effective January 1, 2011, the combined pro forma revenues and net income (loss) for the years ended December 31, 2012 and 2011 would have been as follows:

Pro Forma Acquisition Information (unaudited) (continued)

	Year Ended December 31, 2012
	Breitling	Bering (1)	Pro Forma Adjustment			Total
Total revenues	$13,408,121	$88,842	$			$13,496,963
Total expenses	18,920,720	4,595,674		(4,774,541	)(2)	18,741,853
Other income (expense)	(172,298)	(1,392,626)		1,392,626	(3)	(172,298)
Net loss	(5,684,897)	(5,899,458)		6,181,984		(5,417,188)
Basic and diluted loss per common share						(.31)

	Year Ended December 31, 2011
	Breitling	Bering (4)	Pro Forma Adjustment			Total
Total revenues	$9,379,664	$79,085	$			$9,458,749
Total expenses	8,680,967	2,604,917		(3,522,424	)(2)	7,763,460
Other income (expense)	(101,262)	(1,125,578)		1,075,060	(3)	(151,780)
Net income (loss)	597,435	(3,651,410)		4,597,484		1,543,509
Basic and diluted income per common share						.16

(1)	Balances for the year-ended March 31, 2013, Bering Exploration, Inc.‘s fiscal year-end.
(2)	To eliminate Bering general administrative expenses, lead expenses incurred by Breitling, and depreciation associated with fixed assets transferred to another entity.
(3)	To eliminate derivate losses and interest on Bering debt converted to equity.
(4)	Balances for the year-ended March 31, 2012, Bering Exploration, Inc.‘s fiscal year-end.

These unaudited combined pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s results would have been if such transactions had occurred on the above mentioned date. These statements were prepared based on GAAP. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Company’s acquisition of Bering.

SUPPLEMENTAL INFORMATION

Presented in accordance with

FASB ASC Topic 932, Extractive Activities - Oil and Gas

BREITLING ENERGY COMPANIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited)

The following tables set forth supplementary disclosures for oil and gas producing activities in accordance with FASB ASC Topic 932, Extractive Activities - Oil and Gas.

Costs Incurred

The following table summarizes costs incurred in oil and natural gas property acquisition, exploration, and development activities. Property acquisition costs those incurred to purchase lease or otherwise acquire property, including both undeveloped leasehold and the purchase of reserves in place. Exploration costs include costs of identifying areas that may warrant examination and examining specific areas that are considered to have prospects containing oil and natural gas reserves, including costs of drilling exploratory wells, geological and geophysical costs, and carrying costs on undeveloped properties. Development costs are incurred to obtain access to proved reserves, including the cost of drilling development wells, and to provide facilities for extracting, treating, gathering and storing oil and natural gas.

Costs incurred (capitalized and charged to expense) in oil and natural gas activities for the years ended December 31, 2012 and 2011 were as follows:

	Year ended December 31, 2012	Year ended December 31, 2011
Acquisitions	$16,321,566	$2,970,664
Exploration
Development	3,447,611	1,983,343

Total costs incurred	$19,769,177	$4,954,007

Oil and Natural Gas Operating Results

Results of operations from oil and natural gas producing activities for the years ended December 31, 2012 and 2011, excluding Company overhead and interest costs, were as follows:

	Year ended December 31, 2012	Year ended December 31, 2011
Oil, natural gas and related product sales	$130,314	$3,752
Lease operating costs	(83,446)	(5,475)
Production taxes	(34,013)	(162)

Results of operations from oil and natural gas producing activities	$12,855	$(1,885)

BREITLING ENERGY COMPANIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Proved Reserves Methodology

The Company’s estimated proved reserves, as of December 31, 2012 and 2011, are made in accordance with the SEC’s final rule, Modernization of Oil and Gas Reporting, which amended Rule 4-10 of Regulation S-X (the “Final Rule”). As defined by the Final Rule, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods, and government regulations. Projects to extract the hydrocarbons must have commenced or an operator must be reasonably certain that it will commence the projects within a reasonable time. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the projects. Further requirements for assignment of estimated proved reserves include the following:

The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by natural gas, oil, and/or water contacts, if any; and (B) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons and highest known oil seen in well penetrations unless geoscience, engineering, or performance data and reliable technology establishes a lower or higher contact with reasonable certainty. Reliable technologies are any grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves which can be produced economically through applications of improved recovery techniques (including, but not limited to fluid injections) are included in the proved classification when successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, and other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The prices used are the average crude oil and natural gas prices during the twelve month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reserves engineering is a subjective process of estimating underground accumulations of crude oil, condensate, natural gas, and natural gas liquids that cannot be measured in an exact manner. The accuracy of any reserves estimate is a function of the quality of available date and of engineering and geological interpretation and judgment. The reserves actually recovered, the timing of production of those reserves, as well as operating costs and the amount and timing of development expenditures may be substantially different from original estimates. Revisions result primarily from new information obtained from development drilling, production history, field tests, and data analysis and from changes in economic factors including expectation and assumptions as to availability of financing for development projects.

BREITLING ENERGY COMPANIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Reserve Quantity Information

The following table presents the Company’s estimate of its proved oil and gas reserves all of which are located in the United States. The estimates have been prepared with the assistance of Mire & Associates Inc., an independent petroleum consultant. Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.

	Crude Oil (Bbl)	Natural Gas (Mcf)
PROVED-DEVELOPED AND UNDEVELOPED RESERVES
December 31, 2010	13,440	146,436
Revisions of previous estimates	(2,245)	(1,820)
Extensions and discoveries
Acquisitions of reserves	5,650	89,130
Sales of reserves
Production	(35)	(866)

December 31, 2011	16,810	232,880

Revisions of previous estimates	12,178	(44,220)
Extensions and discoveries	12,618	63,801
Acquisitions of reserves	66,230	63,660
Sales of reserves
Production	(1,206)	(7,271)

December 31, 2012	106,630	308,850

PROVED DEVELOPED RESERVES
December 31, 2012	66,460	129,310

December 31, 2011	6,030	91,530

BREITLING ENERGY COMPANIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Reserve Quantity Information (continued)

Approximately $42,000 was spent during 2012 related to proved undeveloped reserves that were transferred to proved developed reserves. Estimated future development costs relating to the development of proved undeveloped reserves are projected to be approximately $24,000 for 2013 and $33,000 for 2014. All proved undeveloped drilling locations are scheduled to be drilled prior to the end of 2014.

Future cash flows are computed by applying a first-day-of-the-month 12-month average price of natural gas (Henry Hub) and oil (West Texas Intermediate) to year end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company’s petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company’s proved natural gas and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. For the year ended December 31, 2012, the oil and natural gas prices were applied at $94.68/Bbl and $2.76/MMBtu, respectively, in the standardized measure. For the year ended December 31, 2011, the oil and natural gas prices were applied at $95.84/Bbl and $4.15/MMBtu, respectively, in the standardized measure.

Standardized Measure of Discounted Future Net Cash Flow and Changes Therein Relating to Proved Oil and Gas Reserves

The following tables, which presents a standardized measure of discounted future cash flows and changes therein relating to proved oil and gas reserves as of December 31, 2012 and 2011, for the years ended December 31, 2012 and 2011, is presented pursuant to ASC 932. In computing this data, assumptions other than those required by the Financial Accounting Standards Board could produce different results. Accordingly, the data should not be construed as being representative of the fair market value of the Company’s proved oil and gas reserves.

A discount factor of 10 percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Company’s natural gas and oil properties. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations. There have been no estimates for future plugging and abandonment costs.

BREITLING ENERGY COMPANIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2012

Future cash inflows	$12,053,050
Less: Future production costs	(1,561,000)
Future development costs	(56,500)
Future income tax expense	(104,355)

Future net cash flows	10,331,195
10% discount factor	(5,845,733)

Standardized measure of discounted future net cash inflows	$4,485,462

Estimated future development cost anticipated for following two years on existing properties	$56,500

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2012

Beginning of year	$1,535,467
Sales of oil and natural gas, net of production costs	(12,855)
Net changes in prices and production costs	(216,011)
Development costs incurred during the year	42,000
Changes in future development costs	(51,118)
Extensions, discoveries, and improved recoveries
Revisions of previous quantity estimates	182,078
Accretion of discount	271,027
Net change in income taxes	22,584
Purchases and sale of mineral interests	2,954,880
Timing and other	(242,590)

End of year	$4,485,462

BREITLING ENERGY COMPANIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flow and Changes Therein Relating to Proved Oil and Gas Reserves (continued)

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2011

Future cash inflows	$3,569,400
Less: Future production costs	(609,000)
Future development costs	(65,000)
Future income tax expense	(28,954)

Future net cash flows	2,866,446
10% discount factor	(1,330,979)

Standardized measure of discounted future net cash inflows	$1,535,467

Estimated future development cost anticipated for following two years on existing properties	$65,000

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2011

Beginning of year	$1,103,776
Sales of oil and natural gas, net of production costs	1,885
Net changes in prices and production costs	(120,739)
Development costs incurred during the year	179,000
Changes in future development costs	(61,911)
Extensions, discoveries, and improved recoveries
Revisions of previous quantity estimates	(79,129)
Accretion of discount	106,104
Net change in income taxes	20,054
Purchases and sale of mineral interests	317,860
Timing and other	68,567

End of year	$1,535,467

BREITLING ENERGY COMPANIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Significant Changes in Reserves for the Year Ended December 31, 2012

Net Changes in Prices and Production Costs: For the year ended December 31, 2012, the oil and natural gas prices were applied at $94.68/Bbl and $2.76/MMBtu, respectively, in the standardized measure. At December 31, 2011, the oil and natural gas prices were applied at $95.84/Bbl and $4.15/MMBtu, respectively, in the standardized measure. The decrease in oil and natural gas prices resulted in a significant decrease in future expected cash flows and reserves.

Purchases and Sale of Mineral Interests: During the year ended December 31, 2012, the Company acquired 66,230 Bbl of crude oil and 63,660 Mcf of natural gas through the purchase of undeveloped properties.

Significant Changes in Reserves for the Year Ended December 31, 2011

Purchases and Sale of Mineral Interests: During the year ended December 31, 2011, the Company acquired 5,650 Bbl of crude oil and 89,130 Mcf of natural gas through the purchase of undeveloped properties.